Exhibit 99.1

303 International Circle P: 410.427.1700 Suite 200 F: 410.427.8800 Hunt Valley, MD 21030

PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA ANNOUNCES THIRD QUARTER 2019 FINANCIAL RESULTS

Completed $735 Million Acquisition in October

Increased Quarterly Dividend by $0.01 to $0.67 in October

Issued $500 Million 3.625% Notes due 2029 in September

$300 Million 7.5 Million Share Forward Stock Offering in September

HUNT VALLEY, MARYLAND – November 5, 2019 – Omega Healthcare Investors, Inc. (NYSE:OHI) (the “Company” or “Omega”) today announced its results of operations for the quarter ended September 30, 2019.  The Company reported net income of $142.9 million or $0.63 per common share. The Company also reported Funds From Operations (“FFO”) for the quarter of $163.1 million or $0.72 per common share, Adjusted Funds From Operations (“AFFO” or “Adjusted FFO”) of $172.5 million or $0.76 per common share, and Funds Available For Distribution (“FAD”) of $156.6 million.

Adjusted FFO excludes a few non-cash revenue and expense items from FFO.  FFO, AFFO and FAD are non-GAAP financial measures.  For more information regarding these non-GAAP measures, see the “Funds From Operations” schedule below and the Company’s website at www.omegahealthcare.com.

GAAP NET INCOME

For the quarter ended September 30, 2019, the Company reported net income of $142.9 million, or $0.63 per common share, on operating revenues of $233.2 million.  This compares to net income of $59.1 million, or $0.28 per common share, on operating revenues of $221.9 million, for the same period in 2018.

For the nine-month period ended September 30, 2019, the Company reported net income of $290.8 million, or $1.32 per common share, on operating revenues of $682.2 million.  This compares to net income of $229.0 million, or $1.10 per common share, on operating revenues of $661.9 million, for the same period in 2018.

The year-to-date increase in net income compared to the prior year was primarily due to (i) a $43.6 million increase in gains on the sale of assets, (ii) $20.2 million in net revenue from incremental new investments, (iii) a $10.3 million increase in net income from unconsolidated joint ventures related to gains on the sale of assets and (iv) a $9.5 million decrease in impairments on direct financing leases and real estate properties. The increase in net income was partially offset by (i) $10.5 million increase in depreciation and amortization expense related to new investments, (ii) a $4.6 million increase in impairments for uncollectible accounts and (iii) $5.1 million of merger costs related to the May 2019 acquisition of MedEquities Realty Trust, Inc. (“MedEquities”).

CEO COMMENTS

Taylor Pickett, Omega’s Chief Executive Officer, stated, “This has been another productive quarter.  Last week, we closed our previously announced acquisition of 60 facilities for $735 million and also entered into an agreement to acquire a 49% interest in a U.K. senior housing joint venture for $90 million.  In addition, we continue to source smaller, attractively priced acquisitions and new development projects with our existing tenants, while opportunistically divesting of certain non-core holdings.”

Mr. Pickett continued, “While the $750,000 of cash received from Daybreak in the quarter fell below our expectations, we continue to work with this operator to help improve its operating cash flow.  Although the ultimate structure of this resolution is still being finalized, we believe the resulting rents will be at the mid to high end of the previously indicated range of $3 to $5 million per quarter.  In the meantime, we continue to support Daybreak’s commitment to providing excellent quality of care to its residents.”

Mr. Pickett concluded, “The new Medicare reimbursement model, the Patient Driven Payment Model or PDPM, became effective on October 1.  While it is too early to make any definitive conclusions, the initial feedback from our operators is positive.  When combined with the recent 2.4% increase in Medicare reimbursement and the promising demographic tailwinds, we believe our operators are well-positioned to weather the continued labor cost pressures and generate solid financial performance over time.”

2019 RECENT DEVELOPMENTS AND THIRD QUARTER HIGHLIGHTS

In Q4 2019, the Company…

•	completed a $735 million acquisition (the “Encore Portfolio”).
•	entered into an agreement to purchase a 49% interest in a U.K. senior housing joint venture for $90 million.
•	declared a $0.67 per share quarterly common stock dividend, representing a $0.01 increase over the prior quarter.

In Q3 2019, the Company…

•	issued $500 million aggregate principal amount of 3.625% Senior Notes due 2029.
•	priced a public offering to sell 7.5 million common shares on a forward basis.
•	sold 19 facilities for $177 million in cash proceeds generating a $53 million gain.
•	completed $33 million of new investments.
•	invested $38 million in capital renovation and construction-in-progress projects.
•	paid a $0.66 per share quarterly common stock dividend.

In Q2 2019, the Company…

•	completed the $623 million acquisition by merger of MedEquities.
•	invested $55 million in capital renovation and construction-in-progress projects.
•	paid a $0.66 per share quarterly common stock dividend.

In Q1 2019, the Company…

•	entered into a definitive merger agreement to acquire MedEquities.
•	finalized the Orianna portfolio restructuring.
•	invested $42 million in capital renovation and construction-in-progress projects.
•	paid a $0.66 per share quarterly common stock dividend.

THIRD QUARTER 2019 RESULTS

Operating Revenues and Expenses – Operating revenues for the quarter ended September 30, 2019 totaled $233.2 million, which included $15.0 million of non-cash revenue, $3.5 million of real estate tax and ground rents, and a write-off of $3.0 million in uncollectible accounts primarily related to straight-line revenue.

Operating expenses for the quarter ended September 30, 2019 totaled $99.1 million, consisting of $76.7 million of depreciation and amortization expense, $10.5 million of general and administrative (“G&A”) expense, $4.3 million of real estate tax and ground lease expense, $3.8 million of impairment on real estate properties, $2.9 million of stock-based compensation expense and $0.9 million of acquisition and merger related costs.

The Company’s third quarter 2019 G&A expense includes approximately $0.6 million in restructuring costs related to the buy-out of its Chicago office lease.  The office lease was scheduled to terminate in 2024.

Other Income and Expense – Other income and expense for the quarter ended September 30, 2019 was a net expense of $52.2 million, primarily consisting of $49.9 million of interest expense and $2.3 million of amortized deferred financing costs.

Funds From Operations – For the quarter ended September 30, 2019, FFO was $163.1 million, or $0.72 per common share, on 227 million weighted-average common shares outstanding, compared to $160.6 million, or $0.76 per common share on 210 million weighted-average common shares outstanding, for the same period in 2018.

The $163.1 million of FFO for the quarter ended September 30, 2019 includes a $3.0 million write-off of non-cash revenue (primarily straight-line revenue), $2.9 million of non-cash stock-based compensation expense, $2.0 million of interest refinancing cost related to an unconsolidated joint venture, $0.9 million of acquisition and merger costs and $0.6 million of restructuring costs.

The $160.6 million of FFO for the quarter ended September 30, 2018 includes the impact of $4.0 million of non-cash stock-based compensation expense offset by a  $2.0 million recovery for uncollectible accounts.

Adjusted FFO was $172.5 million, or $0.76 per common share, for the quarter ended September 30, 2019, compared to $162.6 million, or $0.77 per common share, for the same quarter in 2018.  For further information see the “Funds From Operations” schedule below and the Company’s website.

FINANCING ACTIVITIES

$500 Million Senior Notes – On September 20, 2019, the Company issued $500 million aggregate principal amount of its 3.625% Senior Notes due October 2029 (the “2029 Notes”.)  The 2029 Notes were sold at a public offering price of 98.542% of their face value before the underwriters’ discount.  The Company’s net proceeds from the offering, after deducting underwriting discounts and expenses, were used to repay outstanding borrowings under the Company’s revolving credit facility and term loans.

7.5 Million Share Forward Stock Offering – In connection with a $300 million underwritten public offering, the Company entered into a forward equity sales agreement on September 9, 2019 to sell 7.5 million shares of its common stock at an initial net price of $40.01 per share, after underwriting discounts and commissions, on one or more settlement dates to be selected by the Company no later than September 10, 2020.  The Company expects to settle the forward equity sales agreement entirely by the physical delivery of shares of common stock in exchange for cash proceeds, although it may elect cash settlement or net share settlement for all or a portion of its obligations under the forward equity sales agreement subject to certain conditions.  The forward sale price that the Company will receive upon settlement of the agreement is calculated based on the forward sale price as adjusted for a floating interest rate factor and other fixed amounts based on the passage of time, as specified in the forward equity sales agreement.  Net proceeds from the settlement of the forward sale agreement will be used to repay a portion of the debt borrowed to finance the Encore Portfolio acquisition described below, with any remaining proceeds to be used for other potential acquisitions or investment opportunities, repayment of outstanding indebtedness and general corporate purposes.

Equity Shelf Program and Dividend Reinvestment and Common Stock Purchase Plan – During the quarter ended September 30, 2019, the Company sold 1.1 million shares of its common stock, generating $42.2 million of gross proceeds.  The following table outlines shares of the Company’s common stock issued under its Equity Shelf Program and its Dividend Reinvestment and Common Stock Purchase Plan:

	Equity Shelf (At-the-Market) Program for 2019
	(in thousands, except price per share)

	Q1	Q2	Q3	Year To Date
Number of shares	2,221	733	124	3,078
Average price per share	$35.26	$36.81	$36.54	$35.68
Gross proceeds	$78,325	$26,993	$4,498	$109,816

	Dividend Reinvestment and Common Stock Purchase Plan for 2019
	(in thousands, except price per share)

	Q1	Q2	Q3	Year To Date
Number of shares	892	589	997	2,478
Average price per share	$36.19	$37.02	$37.87	$37.06
Gross proceeds	$32,286	$21,817	$37,742	$91,845

2019 RECENT AND THIRD QUARTER PORTFOLIO ACTIVITY

Post Q3 Portfolio Activity:

$735 Million Encore Portfolio Acquisition – On October 31, 2019, the Company completed the previously announced 60 facility acquisition for $735 million.  Consideration consisted of approximately $346 million of cash and the assumption of approximately $389 million in mortgage loans guaranteed by the U.S. Department of Housing and Urban Development.  These loans have a blended “all-in” rate (interest rates and mortgage insurance premiums) of 3.66% per annum with maturities between September 2046 and December 2051.

The 60 facilities, consisting of 58 skilled nursing facilities (“SNFs”) and two assisted living facilities (“ALFs”) representing 6,590 operating beds are located in Florida (37), North Carolina (8), Mississippi (6), Louisiana (4), Idaho (2), Kentucky (1), Missouri (1) and Montana (1).  These facilities are leased to two operators within three triple net leases providing for approximately $64 million in 2020 annual contractual cash rent.

$90 Million Joint Venture – On October 30, 2019, the Company entered into an agreement to purchase from Healthpeak Properties, Inc. (formerly HCP, Inc.) its 49% joint venture interest in a U.K. portfolio consisting of 67 senior housing facilities, as well as related development and working capital loans, for an aggregate purchase price of approximately $90 million.  Completion of the transaction is subject to customary closing conditions.  No assurance can be given as to when or if the closing conditions will be satisfied and the transaction will be completed.

Q3 Portfolio Activity:

$71 Million of New Investments in Q3 2019 – In the third quarter of 2019, the Company completed approximately $33 million of new investments and $38 million in capital renovations and new construction consisting of the following:

$25 Million Acquisition –  On July 1, 2019, the Company acquired three SNFs for $24.9 million from an unrelated third party. The facilities, with 320 beds located in North Carolina (2) and Virginia, were added to an existing operator’s master lease with an initial cash yield of 9.5% with 2.0% annual rent escalators.

$38 Million of New Investments – In the third quarter of 2019, the Company invested $37.7 million under its capital renovation and construction-in-progress programs.

Asset Sales and Impairments:

$177 Million in Assets Sales – In the third quarter of 2019, the Company sold 19 properties for $177.0 million in cash, recognizing a gain of approximately $53.1 million, consisting of the following:

$84 Million Asset Sale –  the Company completed the previously announced sale of ten SNFs located in Kentucky and formerly leased to Diversicare Healthcare Services, Inc. (NASDAQ: DVCR). The Company sold the facilities to an unrelated third party for approximately $84 million in cash, recognizing a gain of approximately $31 million.

$93 Million in Other Asset Sales –the Company sold nine facilities to various unrelated third parties for approximately $93 million in cash, recognizing net gains of approximately $22 million.

Impairments and Assets Held for Sale – During the third quarter of 2019, the Company recorded a net impairment charge of $3.9 million consisting of $5.7 million of impairment (to reduce the net book values on four properties to their estimated fair values or expected selling prices) reduced by the recovery of $1.8 million in insurance proceeds (cash from insurance policies on two facilities that were previously impaired).

As of September 30, 2019, the Company had four properties classified as assets held for sale totaling approximately $2.2 million.  The Company expects to sell these properties over the next few quarters.

DIVIDENDS

On October 14, 2019, the Board of Directors declared a common stock dividend of $0.67 per share, to be paid November 15, 2019 to common stockholders of record as of the close of business on October 31, 2019, representing a $0.01 per share increase in the quarterly common dividend.

2019 GUIDANCE UPDATED

The Company adjusted its 2019 annual guidance range to be between $1.70 and $1.73 of Net income per diluted share from $1.44 and 1.48 per share.  The Company also increased the low end of its Adjusted FFO by $0.01 to a range of $3.04 to $3.07 per diluted share.

Bob Stephenson, Omega’s CFO commented, “We have tightened our 2019 year-end AFFO guidance as a result of closing the $735 million Encore acquisition last week, third quarter asset sales, continuing to record Daybreak on a cash basis and our third quarter capital markets activity.”  Mr. Stephenson continued, “We are pleased to have sold 7.5 million common shares on a forward basis and to have extended our debt maturities by issuing $500 million of 3.625% ten-year senior unsecured debt, thereby freeing up our credit facility for potential acquisitions.”

The following table presents a reconciliation of Omega’s guidance regarding Adjusted FFO to projected GAAP earnings.

	2019 Q4	2019 Annual
	Guidance Range	Guidance Range
	(per diluted common	(per diluted common
	share)	share)
Net Income	$0.39 - $0.42	$1.70- $1.73
Depreciation	0.35	1.35
Depreciation – unconsolidated joint venture	—	0.03
Provision for real estate impairment	—	0.04
Unrealized loss on warrants	—	0.00
Gain on assets sold – net (1)	—	(0.27)
FFO	$0.74 - $0.77	$2.85 - $2.88
Adjustments:
One-time revenue items	—	(0.01)
Acquisition and merger related costs	—	0.02
One-time termination payment	—	0.01
Interest – refinancing costs - unconsolidated joint ventures	—	0.01
Restructuring expenses	—	0.00
Provision or write-off of uncollectible accounts	—	0.05
Impairment on direct financing leases	—	0.04
Stock-based compensation expense	0.02	0.07
Adjusted FFO	$0.76 - $0.79	$3.04 - $3.07
(1)	Includes gains from unconsolidated joint venture asset sales

Note: All per share numbers rounded to 2 decimals.

The Company's Adjusted FFO guidance for 2019 includes (i) the Encore Portfolio acquisition (closed on October 31),  (ii) over $35 million of planned capital renovation projects with fourth quarter 2019 estimated in-service dates or spending that should generate cash in the fourth quarter of 2019 and (iii) Daybreak continuing on a cash basis.  It excludes additional acquisitions and asset sales, the impact of gains and losses from the sale of assets, certain revenue and expense items, interest refinancing expense, capital transactions, acquisition costs, and additional provisions for uncollectible accounts, if any.

The Company's guidance is based on a number of assumptions, which are subject to change and many of which are outside the Company’s control.  If actual results vary from these assumptions, the Company's expectations may change.  Without limiting the generality of the foregoing, the timing of collection of rental obligations from operators on a cash basis, the timing and completion of acquisitions, divestitures, capital and financing transactions, and variations in stock-based compensation expense may cause actual results to vary materially from our current expectations. There can be no assurance that the Company will achieve its projected results.  The Company may, from time to time, update its publicly announced Adjusted FFO guidance, but it is not obligated to do so.

CONFERENCE CALL

The Company will be conducting a conference call on Wednesday, November 6, 2019 at 10 a.m. Eastern to review the Company’s 2019 third quarter results and current developments.  Analysts and investors within the United States interested in participating are invited to call (877) 511-2891.  The Canadian toll-free dial-in number is (855) 669-9657.  All other international participants may use the dial-in number (412) 902-4140.  Ask the operator to be connected to the “Omega Healthcare’s Third Quarter 2019 Earnings Call.”

To listen to the conference call via webcast, log on to www.omegahealthcare.com and click the “earnings call” icon on the Company’s home page.  Webcast replays of the call will be available on the Company’s website for two weeks following the call.

*   *   *   *   *   *

Omega is a real estate investment trust that invests in the long-term healthcare industry, primarily in skilled nursing and assisted living facilities.  Its portfolio of assets is operated by a diverse group of healthcare companies, predominantly in a triple-net lease structure.  The assets span all regions within the US, as well as in the UK.

FOR FURTHER INFORMATION, CONTACT

Matthew Gourmand, SVP, Investor Relations

or

Bob Stephenson, CFO at (410) 427-1700

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Omega’s or its tenants', operators', borrowers' or managers' expected future financial condition, results of operations, cash flows, funds from operations, dividends and dividend plans, financing opportunities and plans, capital markets transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, facility transitions, growth opportunities, expected lease income, continued qualification as a REIT, plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and actual results may differ from Omega's expectations.

Omega’s actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of Omega’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii)the impact of healthcare reform and regulation, including cost containment measures and changes in reimbursement policies, procedures and rates; (iii) the ability of operators and borrowers to maintain the financial strength and liquidity necessary to satisfy their respective rent and debt obligations; (iv) the ability of any of Omega’s operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega’s mortgages and impede the ability of Omega to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor’s obligations, and other costs and uncertainties associated with operator bankruptcies; (v) the availability and cost of capital; (vi) changes in Omega’s credit ratings and the ratings of its debt securities; (vii) competition in the financing of healthcare facilities; (viii) Omega’s ability to maintain its status as a REIT and the impact of changes in tax laws and regulations affecting REITs; (ix) Omega’s ability to sell assets held for sale or complete potential asset sales on a timely basis and on terms that allow Omega to realize the carrying value of these assets; (x) Omega’s ability to re-lease, otherwise transition or sell underperforming assets on a timely basis and on terms that allow Omega to realize the carrying value of these assets; (xi) the effect of economic and market conditions generally, and particularly in the healthcare industry; (xii) the potential impact of changes in the SNF and ALF market or local real estate conditions on the Company’s ability to dispose of assets held for sale for the anticipated proceeds or on a timely basis, or to redeploy the proceeds therefrom on favorable terms; (xiii) changes in interest rates; and (xiv) other factors identified in Omega’s filings with the SEC. Statements regarding future events and developments and Omega’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward looking statements.

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. Accordingly, readers should not place undue reliance on those statements. All forward-looking statements are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

OMEGA HEALTHCARE INVESTORS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	September 30,	December 31,
	2019	2018
	(Unaudited)
ASSETS
Real estate properties
Real estate investments	$8,262,290	$7,746,410
Less accumulated depreciation	(1,729,844)	(1,562,619)
Real estate investments – net	6,532,446	6,183,791
Investments in direct financing leases – net	11,711	132,262
Mortgage notes receivable – net	778,750	710,858
	7,322,907	7,026,911
Other investments – net	402,155	504,626
Investments in unconsolidated joint ventures	96,778	31,045
Assets held for sale – net	2,181	989
Total investments	7,824,021	7,563,571

Cash and cash equivalents	40,860	10,300
Restricted cash	1,372	1,371
Contractual receivables – net	27,617	33,826
Other receivables and lease inducements	355,410	313,551
Goodwill	643,456	643,950
Other assets	103,458	24,308
Total assets	$8,996,194	$8,590,877

LIABILITIES AND EQUITY
Revolving line of credit	$—	$313,000
Term loans – net	794,863	898,726
Secured borrowing	2,275	—
Senior notes and other unsecured borrowings – net	3,822,115	3,328,896
Accrued expenses and other liabilities	282,477	272,172
Deferred income taxes	11,002	13,599
Total liabilities	4,912,732	4,826,393

Equity:
Common stock $.10 par value authorized – 350,000 shares, issued and outstanding – 218,478 shares as of September 30, 2019 and 202,346 as of December 31, 2018	21,847	20,235
Common stock – additional paid-in capital	5,671,127	5,074,544
Cumulative net earnings	2,403,896	2,130,511
Cumulative dividends paid	(4,156,613)	(3,739,197)
Accumulated other comprehensive loss	(58,272)	(41,652)
Total stockholders’ equity	3,881,985	3,444,441
Noncontrolling interest	201,477	320,043
Total equity	4,083,462	3,764,484
Total liabilities and equity	$8,996,194	$8,590,877

OMEGA HEALTHCARE INVESTORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenue
Rental income	$198,977	$192,276	$578,993	$579,075
Real estate tax and ground lease income	3,493	—	10,471	—
Income from direct financing leases	258	264	777	1,374
Mortgage interest income	19,796	18,396	56,762	51,809
Other investment income	9,989	10,259	33,036	27,883
Miscellaneous income	682	657	2,123	1,791
Total operating revenues	233,195	221,852	682,162	661,932

Expenses
Depreciation and amortization	76,696	70,711	221,185	210,681
General and administrative	10,499	10,278	31,873	33,845
Real estate tax and ground lease expense	4,263	—	12,699	—
Stock-based compensation	2,921	3,962	11,031	12,107
Acquisition and merger related costs	887	—	5,072	—
Impairment on real estate properties	3,836	22,868	9,545	26,685
Impairment on direct financing leases	—	—	7,700	15
(Recovery) provision for uncollectible accounts	—	(2,000)	—	6,363
Total operating expenses	99,102	105,819	299,105	289,696

Other operating income (loss)
Gain (loss) on assets sold – net	53,067	(5,361)	52,803	9,248
Operating income	187,160	110,672	435,860	381,484

Other income (expense)
Interest income and other – net	(25)	(1,214)	121	496
Interest expense	(49,878)	(47,764)	(146,358)	(143,857)
Interest – amortization of deferred financing costs	(2,277)	(2,238)	(6,753)	(6,723)
Realized gain (loss) on foreign exchange	23	27	(146)	20
Total other expense	(52,157)	(51,189)	(153,136)	(150,064)

Income from continuing operations	135,003	59,483	282,724	231,420
Income tax expense	(483)	(804)	(1,951)	(2,185)
Income (loss) from unconsolidated joint ventures	8,428	383	10,028	(254)
Net income	142,948	59,062	290,801	228,981
Net income attributable to noncontrolling interest	(4,208)	(2,456)	(9,218)	(9,619)
Net income available to common stockholders	$138,740	$56,606	$281,583	$219,362

Earnings per common share available to common stockholders:
Basic:
Net income available to common stockholders	$0.64	$0.28	$1.33	$1.10
Diluted:
Net income	$0.63	$0.28	$1.32	$1.10
Dividends declared per common share	$0.66	$0.66	$1.98	$1.98
Weighted-average shares outstanding, basic	217,818	200,910	211,315	199,773
Weighted-average shares outstanding, diluted	226,513	210,437	220,171	208,905

OMEGA HEALTHCARE INVESTORS, INC.

FUNDS FROM OPERATIONS

Unaudited

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018

Net income	$142,948	$59,062	$290,801	$228,981
(Deduct gain) Add back loss from real estate dispositions	(53,067)	5,361	(52,803)	(9,248)
(Deduct gain) Add back loss from real estate dispositions of unconsolidated joint ventures	(9,345)	30	(9,345)	670
Sub-total	80,536	64,453	228,653	220,403
Elimination of non-cash items included in net income:
Depreciation and amortization	76,696	70,711	221,185	210,681
Depreciation - unconsolidated joint ventures	1,841	1,381	4,888	4,504
Add back non-cash provision for impairments on real estate properties	3,836	22,868	9,545	26,685
Add back non-cash provision for impairments on real estate properties of unconsolidated joint ventures	—	—	—	608
Add back (deduct) unrealized loss (gain) on warrants	184	1,231	170	(371)
Funds from operations (“FFO”)	$163,093	$160,644	$464,441	$462,510

Weighted-average common shares outstanding, basic	217,818	200,910	211,315	199,773
Restricted stock and PRSUs	1,754	812	1,678	382
Net forward share contract	319	—	106	—
Omega OP Units	6,622	8,715	7,072	8,750
Weighted-average common shares outstanding, diluted	226,513	210,437	220,171	208,905

Funds from operations available per share	$0.72	$0.76	$2.11	$2.21

Adjustments to calculate adjusted funds from operations:
Funds from operations	$163,093	$160,644	$464,441	$462,510
Deduct one-time revenue	—	—	(972)	—
Add back acquisition and merger related costs	887	—	5,072	—
Add back one-time buy-out of purchase option	—	—	—	2,000
Add back one-time termination payment	—	—	1,118	—
Add back interest refinancing cost - unconsolidated joint ventures	2,014	—	2,014	—
Add back impairment for direct financing leases	—	—	7,700	15
Add back (deduct) uncollectible accounts (1)	3,011	(2,000)	10,970	6,363
Add back restructuring costs	622	—	1,662	—
Add back non-cash stock-based compensation expense	2,921	3,962	11,031	12,107
Adjusted funds from operations (“AFFO”)	$172,548	$162,606	$503,036	$482,995

Adjustments to calculate funds available for distribution:
Non-cash interest expense	$2,253	$2,212	$6,679	$6,643
Capitalized interest	(3,281)	(2,898)	(10,535)	(7,802)
Non-cash revenues	(14,956)	(17,897)	(46,765)	(53,709)
Funds available for distribution (“FAD”)	$156,564	$144,023	$452,415	$428,127

(1) 2019 provision or charges for uncollectible rental revenue accounts (straight-line and contractual) are recorded through rental income.

Funds From Operations (“FFO”), Adjusted FFO and Funds Available for Distribution (“FAD”) are non-GAAP financial measures.  For purposes of the Securities and Exchange Commission’s Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that exclude amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the income statement, balance sheet or statement of cash flows (or equivalent statements) of the company, or include amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented.  As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America.  Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company calculates and reports FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts (“NAREIT”), and consequently, FFO is defined as net income (computed in accordance with GAAP), adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures and changes in the fair value of warrants.  Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.  The Company believes that FFO, Adjusted FFO and FAD are important supplemental measures of its operating performance.  Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions.  The term FFO was designed by the real estate industry to address this issue.  FFO described herein is not necessarily comparable to FFO of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.

Adjusted FFO is calculated as FFO excluding the impact of non-cash stock-based compensation and certain revenue and expense items identified above. FAD is calculated as Adjusted FFO less non-cash interest expense and non-cash revenue, such as straight-line rent. The Company believes these measures provide an enhanced measure of the operating performance of the Company’s core portfolio as a REIT. The Company’s computation of Adjusted FFO and FAD are not comparable to the NAREIT definition of FFO or to similar measures reported by other REITs, but the Company believes that they are appropriate measures for this Company.

The Company uses these non-GAAP measures among the criteria to measure the operating performance of its business.  The Company also uses FAD among the performance metrics for performance-based compensation of officers. The Company further believes that by excluding the effect of depreciation, amortization, impairments on real estate assets and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and between other REITs.  The Company offers these measures to assist the users of its financial statements in analyzing its operating performance and not as measures of liquidity or cash flow. These non-GAAP measures are not measures of financial performance under GAAP and should not be considered as measures of liquidity, alternatives to net income or indicators of any other performance measure determined in accordance with GAAP.  Investors and potential investors in the Company’s securities should not rely on these non-GAAP measures as substitutes for any GAAP measure, including net income.

The following tables present selected portfolio information, including operator and geographic concentrations, and lease and loan maturities:

	As of September 30, 2019			As of September 30, 2019
		Total		# of	# of
Balance Sheet Data	Total # of	Investment	% of	Operating	Operating
	Properties	($000’s)	Investment	Properties (1)	Beds (1)
Real Estate Investments	878	$8,262,290	91%	859	85,617
Direct Financing Leases	2	11,711	—%	2	135
Mortgage Notes Receivable	52	778,750	9%	49	5,408
	932	$9,052,751	100%	910	91,160
Assets Held For Sale	4	2,181
Total Investments	936	$9,054,932

		Total		# of	# of	Investment
Investment Data	Total # of	Investment	% of	Operating	Operating	per Bed
	Properties	($000’s)	Investment	Properties (1)	Beds (1)	($000’s)
Skilled Nursing Facilities/Transitional Care	803	$7,540,686	83%	785	83,449	$90
Senior Housing (2)	129	1,512,065	17%	125	7,711	$196
	932	$9,052,751	100%	910	91,160	$99
Assets Held For Sale	4	2,181
Total Investments	936	$9,054,932

(1) Excludes facilities which are non-operating, closed and/or not currently providing patient services.

(2) Includes ALFs, memory care and independent living facilities.

Revenue Composition ($000’s)

Revenue by Investment Type	Three Months Ended		Nine Months Ended
	September 30, 2019		September 30, 2019
Rental Property	$198,977	85%	$578,993	85%
Real Estate Tax and Ground Lease Income	3,493	2%	10,471	2%
Direct Financing Leases	258	—%	777	—%
Mortgage Notes	19,796	8%	56,762	8%
Other Investment Income and Miscellaneous Income - net	10,671	5%	35,159	5%
	$233,195	100%	$682,162	100%

Revenue by Facility Type	Three Months Ended		Nine Months Ended
	September 30, 2019		September 30, 2019
Skilled Nursing Facilities/Transitional Care	$191,052	82%	$553,630	81%
Senior Housing	27,979	12%	82,902	12%
Real Estate Tax and Ground Lease Income	3,493	1%	10,471	2%
Other	10,671	5%	35,159	5%
	$233,195	100%	$682,162	100%

		2019 Q3	% of Total
		Annualized	Annualized
	# of	Contractual	Contractual
Rent/Interest Concentration by Operator ($000’s)	Properties (1)	Rent/Interest (1)(2)	Rent/Interest
Ciena	69	$94,428	11.1%
Genesis	56	61,115	7.2%
Communicare	42	59,905	7.0%
Signature	58	52,215	6.1%
Saber	48	48,048	5.6%
HHC	44	36,179	4.3%
Maplewood	15	35,956	4.2%
Guardian	35	35,261	4.1%
Airamid	33	28,158	3.3%
Fundamental	19	27,700	3.3%
Remaining Operators (3)	490	371,565	43.8%
	909	$850,530	100.0%

(1) Excludes properties which are non-operating, closed and/or not currently providing patient services.

(2) Includes mezzanine and term loan interest.

(3) Excludes one multi-tenant medical office building.

	Total # of	Total	% of Total
Geographic Concentration by Investment ($000’s)	Properties (1)	Investment (1)	Investment
Texas	130	$1,007,211	11.1%
Florida	94	863,326	9.5%
Michigan	49	672,763	7.4%
Indiana	69	634,384	7.0%
California	59	610,542	6.8%
Pennsylvania	56	590,897	6.5%
Ohio	55	587,513	6.5%
Virginia	22	330,280	3.7%
Connecticut	8	295,003	3.3%
Tennessee	35	287,627	3.2%
Remaining 30 states (2)	300	2,791,014	30.8%
	877	8,670,560	95.8%
United Kingdom	55	382,191	4.2%
	932	$9,052,751	100.0%

(1) Excludes four properties with total investment of $2.2 million classified as assets held for sale.

(2) Includes Inspīr Carnegie Hill (f/k/a 2nd Avenue) development project.

The following tables present operator revenue mix, census and coverage data based on information provided by our operators for the indicated periods ended:

Operating Lease Expirations & Loan Maturities ($000's) (1)	As of September 30, 2019
Year	Lease Rent	Interest	Lease and Interest Rent	% of Total Annualized Contractual Rent/Interest
2019	$—	$—	$—	—%
2020	3,474	825	4,299	0.5%
2021	4,793	5,648	10,441	1.2%
2022	37,256	—	37,256	4.4%
2023	11,892	—	11,892	1.4%

(1) Based on annualized 3rd quarter 2019 contractual rent and interest.

The following tables present operator revenue mix, census and coverage data based on information provided by our operators for the indicated periods ended:

		Medicare /
Operator Revenue Mix (1)	Medicaid	Insurance	Private / Other
Three-months ended June 30, 2019	54.2%	33.3%	12.5%
Three-months ended March 31, 2019	53.7%	34.0%	12.3%
Three-months ended December 31, 2018	54.8%	33.3%	11.9%
Three-months ended September 30, 2018	53.9%	33.7%	12.4%
Three-months ended June 30, 2018	52.7%	34.8%	12.5%

(1) Excludes all facilities considered non-core.

Operator Census and Coverage (1)		Coverage Data
		Before	After
	Occupancy (2)	Management	Management
		Fees	Fees

Twelve-months ended June 30, 2019	83.3%	1.66x	1.30x
Twelve-months ended March 31, 2019	82.7%	1.67x	1.31x
Twelve-months ended December 31, 2018	82.8%	1.67x	1.32x
Twelve-months ended September 30, 2018	82.3%	1.67x	1.32x
Twelve-months ended June 30, 2018	82.5%	1.70x	1.34x

(1)Excludes all properties considered non-core.

(2)Based on available (operating) beds.

The following table presents a debt maturity schedule as of September 30, 2019:

Debt Maturities ($000’s)	Unsecured Debt
Year	Line of Credit and Term Loans (1)	Senior Notes/Other (2)	Sub Notes (3)	Secured Debt	Total Debt Maturities
2019	$—	$—	$—	$—	$—
2020	—	—	—	—	—
2021	—	—	20,000	2,275	22,275
2022	798,230	—	—	—	798,230
2023	—	700,000	—	—	700,000
2024	—	400,000	—	—	400,000
Thereafter	—	2,750,000	—	—	2,750,000
	$798,230	$3,850,000	$20,000	$2,275	$4,670,505

(1) The Line of Credit and Term Loans borrowings exclude $2.7 million net deferred financing costs and can be extended into 2022.  The $798 million is comprised of a: $350 million term loan, £100 million term loan (equivalent to $123 million), $75 million term loan to Omega’s operating partnership and $250 million term loan (excludes $3.4 million net deferred financing costs related to the term loans).

(2) Excludes net discounts and deferred financing costs.

(3) Excludes $0.2 million of fair market valuation adjustments.

The following table presents investment activity:

Investment Activity ($000's)	Three Months Ended		Nine Months Ended
	September 30, 2019		September 30, 2019
Funding by Investment Type	$ Amount	%	$ Amount	%
Real Property	$24,884	35.4%	$24,884	3.1%
Construction-in-Progress	19,811	28.2%	87,286	11.0%
Capital Expenditures	17,893	25.4%	47,735	6.0%
Investment in Direct Financing Leases	—	—%	—	—%
Mortgages	—	—%	—	—%
Other	7,750	11.0%	636,193	79.9%
Total	$70,338	100.0%	$796,098	100.0%